Exhibit 10.6

June 29, 2021

Gilead Sciences, Inc.
333 Lakeside Drive
Foster City, CA 94404

FS Development Corp. II

900 Larkspur Landing Circle, Suite 150

Larkspur, CA 94939

Re:	Letter Agreement re: PIPE Investment

Ladies and Gentlemen:

FS Development Corp. II, a Delaware corporation (“FSII”) desires for Gilead Sciences, Inc. (“Gilead”) to purchase from FSII, and Gilead desires to purchase from FSII, shares of FSII Class A Common Stock (the “Shares”) pursuant to that certain Subscription Agreement, dated as of June 29, 2021 (the “Subscription Agreement”). In connection therewith, and as an inducement to Gilead, FSII hereby agrees to grant Gilead the rights set forth in this letter agreement.

Gilead shall, beginning upon the Effective Time of the Agreement and Plan of Merger, dated as of June 29, 2021, by and between Pardes Biosciences, Inc., a Delaware corporation, FSII and the other parties thereto (the “Merger Agreement”), have the right to designate one representative (the “Observer Representative”), which individual shall be reasonably acceptable to the Board (as defined below) who shall be entitled to attend in a non-voting capacity, in person, electronically or telephonically, all meetings of the board of directors of PubCo (the “Board”) and the science & technology committee (the “S&T Committee”) (excluding, for the avoidance of doubt, all other committee meetings and executive sessions of the Board or any committee, unless asked or otherwise permitted by PubCo) following the Effective Time (such post-merger company hereinafter referred to as “PubCo”), and in connection therewith the Observer Representative shall receive advance notice of each such meeting and copies of all materials provided to the Board members in connection with each such Board meeting, in each case, to the same extent as provided to the Board members. In no event shall the Observer Representative (i) be deemed to be a member of the Board; or (ii) except for (and without limitation of) the obligations expressly set forth in this letter agreement, have or be deemed to have, or otherwise be subject to, any fiduciary duties to PubCo or its stockholders.

Notwithstanding the foregoing, the Observer Representative shall not be entitled to attend Board or S&T Committee meetings, or portions thereof, and shall not receive Board or S&T Committee materials (or portions thereof), if the PubCo Chief Executive Officer and Board Chair (or Board Chair’s designee) conclude, acting in good faith, that such exclusion is required (i) after consultation with counsel, to preserve the attorney-client or other privilege, (ii) due to PubCo’s obligations with respect to confidential or proprietary information of third parties or to comply with applicable law, (iii) due to potential conflicts between the interests of PubCo and interests of Gilead, (iv) because the excluded subject matter relates to PubCo’s patents, patent strategy or trade secrets, (v) because the excluded subject matter relates to PubCo’s corporate or business development activities, including, but not limited to, licensing, partnerships, or collaborations, and the exclusion is either due to such subject matter including competitively sensitive information with respect to Gilead or is necessary to avoid an actual or potential conflict of interest or disclosure that is restricted by law or an agreement to which PubCo is bound or (vi) because the excluded subject matter relates to PubCo’s research or development in areas which Gilead has or intends to have a program which would be or would be reasonably expected to be competitive with PubCo; provided, that Gilead and PubCo (or Pardes Biosciences, Inc. (“Pardes”), if prior to the Effective Time) will work in good faith to put in place reasonable and expeditious procedures for determining when a program is reasonably expected to be competitive.

Gilead’s rights hereunder shall be conditioned upon Gilead and each Observer Representative agreeing, by written agreement in form and substance reasonably satisfactory to PubCo and Gilead, to treat as confidential all information provided to the Observer Representative pursuant to this letter agreement and to restrict the use of the information provided to the Observer Representative to be solely to manage and evaluate Gilead’s investment in PubCo or to enable PubCo and Gilead to evaluate, discuss, negotiate and possibly enter into and execute a business transaction involving each other.

The rights set forth in this letter will terminate on the earliest to occur of (1) immediately prior to the closing of an acquisition of PubCo (by way of merger, stock purchase or otherwise) (other than the Merger, or other than for the purposes reincorporation of PubCo in a different state or the formation of a holding company that will be owned exclusively by the PubCo’s stockholders and will hold all of the outstanding shares of capital stock of PubCo’s successor), (2) three (3) years following the date hereof, (3) the transfer, sale, or other disposition of over 5% of the Shares originally held by Gilead, except to a controlled Affiliate (as defined in the Merger Agreement) of Gilead, or (4) Gilead, a controlled Affiliate of Gilead or any of their respective representatives directly or indirectly take any of the actions set forth on Schedule 1 as determined by the PubCo Board in its sole discretion.

Furthermore, FSII, PubCo and/or Pardes (as applicable) shall, until the earlier of three (3) years following the date hereof or the date this letter agreement terminates, provide Gilead with written notice within five (5) business days (the “PubCo Notice”) of (a) a decision by the Board of Directors or Executive Officers (as defined below) of FSII, PubCo and/or Pardes (as applicable) to commence a process to effectuate a potential Corporate Transaction (as defined below) or to solicit offers with respect to a potential Corporate Transaction or (b) a decision of the Board of Directors or Executive Officers of FSII, PubCo and/or Pardes (as applicable) to pursue or negotiate an offer with a third party to effect a potential Corporate Transaction following its receipt of an offer from, or providing an offer to, such third party. A “Corporate Transaction” means any exclusive outlicense, collaboration, program-related option grant, joint venture, acquisition of PubCo, or similar business development-related transaction relating to the lead program of PBI-0451 or the backup program Gen 2 (collectively, a “Corporate Transaction”). ”Executive Officers” means Chief Executive Officer, Chief Operating Officer or Chief Business Development Officer (or individual acting in a similar capacity, if there is no such officer). For the avoidance of doubt, the foregoing provisions shall not require the Board of Directors of FSII, PubCo and/or Pardes (as applicable) to accept any proposal for a Corporate Transaction, or to consummate a Corporate Transaction after providing the PubCo Notice.  The information provided by FSII, PubCo and/or Pardes (as applicable) to Gilead under this paragraph will be deemed Confidential Information of Pardes under the Mutual Confidential Disclosure Agreement between Pardes and Gilead, dated December 15, 2020 (the “CDA”). Pardes and Gilead agree that in connection with this letter agreement, the CDA is amended as follows: the defined term “Company” is hereby amended to include Pardes Biosciences, Inc. and its Affiliates (as defined in the CDA). Pardes and Gilead also agree to enter into a separate amendment of the CDA promptly following the date hereof to amend the term set forth in Section 8 of the CDA to be extended to three years following the date of this letter agreement, with the survival period to remain unchanged.

Any notice pursuant to the preceding paragraph shall be in writing. Such notice shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient, (iii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) five (5) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed as follows:

If to FSII:

FS Development Corp. II

900 Larkspur Landing Circle, Suite 150

Larkspur, CA 94939

Attn: Dennis Ryan

Email: dennis@foresitecapital.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attn: Joel L. Rubinstein, Esq.

Email: joel.rubinstein@whitecase.com

If to Pardes or PubCo:

Pardes Biosciences, Inc.

2173 Salk Ave., Suite 250

PMB#052, Carlsbad, CA 92008

Attn.: Uri A. Lopatin, M.D., Chief Executive Officer

Email: Uri@pardesbio.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

601 Marshall Street

Redwood City, CA 94063

Attn.: Deepa Rich

Email: DRich@goodwinlaw.com

If to Gilead:

Gilead Sciences, Inc.

333 Lakeside Dr.

Foster City, California 94404

Attn: Corporate Development

with a copy (which shall not constitute notice) to:

Gilead Sciences, Inc.

333 Lakeside Dr.

Foster City, California 94404

Attn: Corporate Legal

Email: generalcounsel@gilead.com

Hogan Lovells US LLP

390 Madison Avenue

New York, New York 10017

Attn: Richard Aftanas, Esq.

Email: raftanas@hoganlovells.com

Capitalized terms not defined in this letter agreement shall have the meanings set forth in the Merger Agreement. This letter agreement may be executed in any number of counterparts (including electronically or by facsimile), each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument. This letter agreement shall be subject to the law of Delaware and any disputes shall be governed by the exclusive jurisdiction of the state and federal courts in Delaware.

[Signature Page Follows.]

If the above correctly reflects the understanding and agreement of the parties with respect to the matters set forth herein, please so confirm by signing this letter below.

ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

Gilead Sciences, Inc.

By:	/s/ Andrew Dickinson
Name:	Andrew Dickinson
Title:	Executive Vice President and Chief Financial Officer

FS DEVELOPMENT CORP. II

By:	/s/ Dennis Ryan
Name:	Dennis Ryan
Title:	Chief Financial Officer

Agreed and Acknowledged:

PARDES BIOsciences, INC.

By:	/s/ Uri A. Lopatin
Name:	Uri A. Lopatin, M.D.
Title:	Chief Executive Officer

[Signature Page to the Letter Agreement re: PIPE Investment dated June 29, 2021]

Schedule 1

Prohibited Actions

1. Make any statement or proposal to the Board, any of PubCo’s representatives or any of PubCo’s stockholders regarding, or make any public announcement, proposal, or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended) with respect to, or otherwise solicit, seek, or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media): (a) any business combination, merger, tender offer, exchange offer, sale of all or substantially of its assets or similar transaction involving PubCo or any of its subsidiaries (which, for clarity, does not include licensing, partnership, or collaboration transactions), (b) any restructuring, recapitalization, liquidation, or other extraordinary transaction involving PubCo or any of its subsidiaries, (c) any acquisition of (or proposal or agreement to acquire) any of FSII’s loans, debt securities, or equity securities of PubCo or any of its subsidiaries, or rights or options to acquire interests in any of PubCo’s loans, debt securities, or equity securities, except Gilead may beneficially own up to 5% of each class of PubCo’s outstanding loans, debt securities, and equity securities (inclusive of the Shares) and may own an amount in excess of such percentage solely to the extent resulting exclusively from actions taken by PubCo, (d) any proposal to seek representation on PubCo’s Board or (d) proxies or consents to vote any voting securities of PubCo or any of its subsidiaries with respect to any of the foregoing.

2. Instigate, encourage, or assist any third party (including forming a “group” with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in Paragraph 1 above.

3. Request or take any action that would reasonably be expected to require PubCo or any of its affiliates to make a public announcement regarding any of the actions set forth of this Schedule 1.